Exhibit 3.1

PLAN OF CONVERSION

OF

FUBOTV INC.

This PLAN OF CONVERSION (this “Plan” or “Plan of Conversion”) is adopted and approved by FUBOTV INC., a Florida corporation (the “Constituent Entity”), on October 29, 2025.

RECITALS

WHEREAS, the Constituent Entity is duly incorporated and existing under the laws of the State of Florida, with its Articles of Incorporation, as amended, previously being filed with the Florida Department of State, Division of Corporations (the “Florida DOS”).

WHEREAS, the Constituent Entity desires to convert from a Florida corporation into a Delaware corporation pursuant to the provisions of the Florida Business Corporation Act (Chapter 607 of the Florida Statutes) and Section 265 of the Delaware General Corporation Law by filing Articles of Conversion with the Florida DOS and a Certificate of Conversion and a Certificate of Incorporation with the Delaware Secretary of State (the “Delaware SOS”).

WHEREAS, the board of directors of the Constituent Entity has determined that the conversion is advisable, fair to and in the best interests of the Constituent Entity and the shareholders of the Constituent Entity, has approved and adopted this Plan of Conversion by unanimous written consent in accordance with applicable law, and has submitted this Plan of Conversion to the shareholders of the Constituent Entity and recommended the shareholders of the Constituent Entity approve this Plan of Conversion in accordance with applicable law.

WHEREAS, the shareholders of the Constituent Entity approved this Plan of Conversion at a special meeting on September 30, 2025.

NOW, THEREFORE, in consideration of the several and mutual promises, agreements, covenants, understandings, undertakings, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, intending to be legally bound, this Plan is adopted and approved as follows:

1. Name of Constituent Entity. The name of the Constituent Entity is:

FUBOTV INC.

2. Name of Resulting Entity. The name of the resulting entity (the “Resulting Entity”) is:

FUBOTV INC.

3. Jurisdiction and Form of Constituent Entity. The Constituent Entity was incorporated as a corporation under the laws of the State of Florida and is subject to the laws thereof.

4. Jurisdiction and Form of Resulting Entity. The Resulting Entity shall be incorporated as a corporation under the laws of the State of Delaware and will be subject to the laws thereof.

5. Conversion. At the Effective Time (as defined below), the Constituent Entity shall be converted into the Resulting Entity, the separate existence of the Constituent Entity shall cease, and the Resulting Entity shall continue its existence in the form of a Delaware corporation (the “Conversion”).

6. Effect of Conversion. The Conversion will become effective on the effective date and time set forth in the Articles of Conversion filed with the Florida DOS, in the form attached hereto as Exhibit A, and the Certificate of Conversion filed with the Delaware SOS, in the form attached hereto as Exhibit B (the “Effective Time”). Upon effectiveness:

(a) the Constituent Entity shall be converted into the Resulting Entity and the Resulting Entity shall be subject to the jurisdiction of the State of Delaware and be governed by the laws thereof;

(b) the Resulting Entity shall be a continuation of the existence of the Constituent Entity and the Resulting Entity, for purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Constituent Entity;

(c) the title to all property owned by the Constituent Entity shall be vested in the Resulting Entity without reversion or impairment;

(d) the Resulting Entity shall have all of the liabilities of the Constituent Entity;

(e) all proceedings pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding for the Constituent Entity;

(f) the Articles of Incorporation of the Constituent Entity in effect as of immediately prior to the Conversion shall cease to exist and as of the Effective Time the Certificate of Incorporation filed with the Delaware SOS simultaneously with the Certificate of Conversion, in the form attached hereto as Exhibit C, shall be the Certificate of Incorporation of the Resulting Entity;

(g) the bylaws of the Constituent Entity in effect as of immediately prior to the Conversion shall cease to exist and as of the Effective Time the Bylaws, in the form attached hereto as Exhibit D, shall be the Bylaws of the Resulting Entity;

(h) the directors of the Resulting Entity from and after the Effective Time (each, a “Resulting Entity Director”) shall be as follows:

Directors

Andy Bird

David Gandler

Daniel Leff

Ignacio Figueras

Jonathan Headley

Jim Lygopoulos

Debra OConnell

Cathleen Taff

Justin Warbrooke

(i) each director of the Constituent Entity immediately prior to the Effective Time who is not a Resulting Entity Director shall resign or be removed, as determined by the Constituent Entity;

(j) the officers of the Constituent Entity immediately prior to the Effective Time shall continue in their respective offices as officers of the Resulting Entity from and after the Effective Time;

(k) as of the Effective Time, by virtue of the Conversion, each share of common stock of the Constituent Entity, issued and outstanding immediately prior thereto, shall be automatically converted into one share of Class A common stock of the Resulting Entity;

(l) as of the Effective Time, by virtue of the Conversion, (i) each employee benefit plan, stock option plan, and other equity-based plan of the Constituent Entity immediately prior to the Effective Time shall continue to be a plan of the Resulting Entity, and, to the extent any such plan provides for the issuance of common stock of the Constituent Entity, as of the Effective Date, such plan shall be deemed to provide for the issuance of Class A common stock of the Resulting Entity and (ii) all stock options to purchase shares of common stock of the Constituent Entity outstanding and unexercised as of the Effective Time (both time- and performance-based) and all restricted stock units (both time- and performance-based) covering common stock of the Constituent Entity outstanding as of the Effective Time, in each case awarded under any equity-based plan of the Constituent Entity, shall continue and remain in effect upon the same terms and conditions (including, without limitation, terms and conditions resulting from relevant policies of the Constituent Entity such as the fuboTV Inc. Policy for Recovery of Erroneously Awarded Compensation) as were in effect immediately prior to the Conversion, except that the shares of common stock issuable upon the exercise of such options shall become shares of Class A common stock of the Resulting Entity and the shares of common stock subject to such restricted stock units shall become shares of Class A common stock of the Resulting Entity, in accordance with clause (i) above. At the Effective Time, each employee benefit plan, stock option plan, and other equity-based plan of the Constituent Entity, each written agreement thereunder setting forth the terms of each award and each policy of the Constituent Entity related to each such plan or written agreement (including, without limitation, the fuboTV Inc. Policy for Recovery of Erroneously Awarded Compensation) be, and hereby is, amended as necessary to provide that references to the “Company” in such plan, written agreement or policy shall refer to the Resulting Entity, references to “Common Stock” or “Stock” in such plan, written agreement or policy thereunder shall refer to Class A common stock of the Resulting Entity and references to “Subsidiary” shall refer to the subsidiary entities of the Resulting Entity; and

(m) the Conversion shall not be deemed a dissolution of the Constituent Entity.

7. Termination or Abandonment. This Plan may be terminated or the Conversion abandoned at any time prior to the Effective Time in the filings with the Florida DOS and the Delaware SOS as prescribed by applicable law. In the event of termination of this Plan and/or abandonment of the Conversion, this Plan shall become void and of no further force and effect without liability on the part of the Constituent Entity or its shareholders, board of directors, officers and agents.

8. Counterparts. This Plan may be executed in one or more counterparts, such as facsimile copies, PDF signatures and photocopies, all of which together shall have the same effect as original signatures and the executed copies shall be inserted in the books of the Constituent Entity and Resulting Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed as of the day and year first written above.

fuboTV Inc.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Executive Officer